Exhibit (a)(1)(iii)

SUPPLEMENT

Dated April 22, 2009 to

OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT

Sunstone Hotel Partnership, LLC

Offer to Purchase for Cash

Any and All Outstanding

4.60% Exchangeable Senior Notes due 2027

(CUSIP No. 86801FAA4)

and

Solicitation of Consents for

Amendment to the Related Indenture

On April 17, 2009, Sunstone Hotel Partnership, LLC (the “Operating Partnership,” “we” or “us”), a wholly owned subsidiary of Sunstone Hotel Investors, Inc. (“Sunstone”), commenced its offer to purchase for cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement (as it may be amended or supplemented from time to time, the “Original Offer to Purchase”) and in the related Letter of Transmittal and Consent (the “Letter of Transmittal” and together with this Offer to Purchase, the “Offer Documents”), any and all of its outstanding 4.60% Exchangeable Senior Notes due 2027 (the “Notes”).

The Operating Partnership, by this Supplement to the Offer to Purchase (this “Supplement”, together with the Original Offer to Purchase, the “Offer to Purchase”), amends and supplements the Original Offer to Purchase with the below clarifying language with respect to the delivery of Consents without tendering the Notes related to such Consents. All information in the Original Offer to Purchase and the Letter of Transmittal regarding the delivery of Consents without the tender of the related Notes shall now include the below clarifying language. Each of the capitalized terms used in this Supplement and not defined herein has the meaning set forth in the Offer to Purchase.

“In connection with the delivery of a Consent without tendering Notes, by delivering a Consent using DTC’s ATOP system, the beneficial owner and registered holder will be deemed to have deposited such Notes with the depositary until the earlier of (i) the date on which a Consents Only Payment, if any, is made with respect to such Notes, (ii) the beneficial owner and registered holder validly revokes its Consents with respect to such Notes and (iii) the Operating Partnership terminates the Consent Solicitation. In connection with any transfer of Notes with respect to which a Consent has been delivered (without a tender of the related Notes), the holder with respect to such Notes must first validly revoke the Consents delivered with respect to such Notes in accordance with the procedures set forth herein. See “Withdrawal of Tenders and Revocation of Consents; Absence of Appraisal Rights.” Any Notes deemed to be deposited with the depository will continue to accrue interest during the period such Notes are deposited with the depositary, with such interest to be paid on the next regularly scheduled interest payment date to the holder of record for purposes of the Indenture. No interest will accrue on or be payable with respect to any Consents Only Payment.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in the Offer Documents or any related documents. Any representation to the contrary is a criminal offense.

The Depositary for the Offer is:

Global Bondholder Services Corporation

By Registered or Certified Mail, Hand or by Overnight Courier:

65 Broadway, Suite 723

New York, New York 10006

Attention: Corporate Actions

Bank and Brokers: (212) 430-3774

Toll Free: (866) 857-2200

(For Eligible Institutions Only)

Facsimile: (212) 430-3775

Confirmation: (212) 430-3774

Any questions or requests for assistance may be directed to the dealer manager and solicitation agent or the information agent at the addresses and telephone numbers set forth below. Requests for additional copies of the Offer Documents may be directed to the information agent. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Global Bondholder Services Corporation

65 Broadway, Suite 723

New York, New York 10006

Attention: Corporate Actions

Banks and Brokers: (212) 430-3774

Toll Free: (866) 857-2200

The Dealer Manager and Solicitation Agent for the Offer is:

Citi

390 Greenwich Street

New York, New York 10013

Attention: Liability Management Group

Toll Free: (800) 558-3745